EXHIBIT 10.7

CONFIDENTIAL
Steve Russell

1st June 2018

Dear Steve,

We are pleased to extend an offer of to you for the position of President, Tubular Running Services of Frank's International, N.V., a limited liability company organized under the laws of the Netherlands (“Company”) and of Frank's International, LLC, a Texas limited liability company (“Employer”).

The position is based in Houston, TX and reports to Michael Kearney, Chief Executive Officer.

Upon the next payroll cycle after your acceptance of this position, and subject to satisfaction of the contingent requirement as noted herein, the following will become effective:

Base Compensation
Your annual base salary will be increased to $365,000 per year, payable in accordance with the standard payroll schedule of Employer and subject to normal withholdings. The increase in base salary includes a component related to 2018 merit review.

Short Term Incentive Compensation
Your target annual Short-Term Incentive (STI) bonus opportunity will increase to 75% of your annual base salary and is dependent upon the achievement of both corporate and individual objectives. Any STI bonus payment for 2018 will be prorated based on your time, target STI bonus and base salary in each assignment during the year.

Long Term Incentive Compensation
Your annual Long-Term Incentive (LTI) opportunity will increase to an aggregate target value on the grant date equal to 100% of your annual base salary (determined without regard to vesting criteria), which may include performance-based vesting criteria. Actual LTI awards are subject to approval from Chief Executive Officer and Board of Directors at the time of the grant.

Page | 1

Contingent Offer
Your offer of assignment into the position of President, Tubular Running Services is contingent upon the further approval by the Company’s Compensation Committee, as designated by the Company’s Board of Directors.
Other Terms of Employment
Other terms and conditions of your employment with Employer will remain in place as currently in effect.

I thank you for your on-going hard work and dedication to Frank’s International and I wish you continued success.

For and on behalf of
Franks International, LLC

/s/ Michael Kearney
Michael Kearney
Chief Executive Officer

Accepted and agreed to

/s/ Steve Russell
Steve Russell

Date: June 5, 2018

Page | 2